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                                                                   EXHIBIT 10.25

November 1, 1999
Revised


Julie Casteel
Dallas Office

Dear Julie:

The purpose of this letter is to reiterate the details of our offer to you.

Title:              Chief Client Management Officer

Reports to:         Mark Briggs, President

Salary:             $300,000.00 annually, paid on a bi-weekly basis.

Stock Options:      We have proposed 90,000 additional stock options in your
                    name (vested 25% per year over a four year period.) for a total of 180,000 plus the $100,000 investment you made for the 83,333 shares of stock. ClientLogic has designed this right of ownership as another incentive for our continued long-term relationship. This issuance of stock options is offered at the going rate per share at the time of approval.
                    Pending approval, the stock option agreement will be forthcoming.

Commissions:        % override from new/renewal revenue based on margin

Relocation:         You will need to relocate to Nashville, TN by August 1, 2000
                    Relocation Cap is $50,000.00 - Policy Attached along with
                    Acknowledgement and Acceptance

Move Expenses:      You will receive the standard move package.

Julie, we believe this offer is comprehensive and recognizes your considerable skills, knowledge and abilities. We are confident that you will continue to prosper, grow and make a significant contribution to the overall success and future of the organization.

The management team is looking forward to a meaningful working relationship with you. Should you have any questions regarding any information contained in this offer letter, please feel free to give me a call at ext. 12104.


Sincerely,





/s/ JULIE CASTEEL
-----------------------
    Julie Casteel


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